UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
	Roger W. Johnson
	P.O. Box 6280
	Newport Beach, CA  92658-6280
2. Issuer Name and Ticker or Trading Symbol
   MAXTOR CORPORATION (MXO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
	December 2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [X]Director [ ] 10% Owner [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of	2. Trans-	3. Trans-	4.Securities Acquired (A)	5.Amount of	6. Owner-	7.Nature of
Security	action 		action		or Disposed of (D)		Securities	ship Form:	Indirect
		Date		Code		Amount	(A)	Price		Beneficially	Direct (D)	Beneficial
		(Month/		Code   V		or			Owned		or Indirect	Ownership
		Day/					(D)			at end of	(I)
		Year)								Issuer's
										Fiscal Year
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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative	2.Conver-	3.Trans-	4.Trans-	5.Number of Deriv-	6.Date Exer-	7. Title and
Security		sion or		action		action		ative Securities Ac-	cisable and	Amount of
			Exercise	Date		Code		quired (A) or Dis-	Expiration	Underlying
			Price of	(Month/		Code  V		posed of (D)		Date		Securities
			Deriva-		Day/							Date	Expira-
			tive		Year)							Exer-	tion
			Security								cisable	Date	Title	Amount																									(I)



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Stock Options		$6.92		4/1/02		A			10,000(A)	4/1/03	4/1/12	Common	10,000
(right to buy)											<FN1>		Stock

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Table II - Continued
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8.Price		9.Number of		10.Ownership	11.Nature of
of		derivative 		form of		Indirect
Deriv-		securities		derivative	Beneficial
ative		beneficially		security: 	Ownership
Security	owned			Direct (D)
		following		or Indirect
		reported		(I)
		transaction(s)

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		30,000			D
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FN1: Grant of options pursuant to 1996 Maxtor Stock Option Plan, vesting over 4 years at 25% the first year, and 6.25% quarterly thereafter.

SIGNATURE OF REPORTING PERSON:
/s/	By:  Glenn H. Stevens
	For: Roger W. Johnson
	pursuant to Confirming Statement
	dated February 8, 2002 on file

DATE:	February 7,2003